 Exhibit 21

SPIRE INC.
SUBSIDIARIES OF THE REGISTRANT

Direct and Indirect Subsidiaries of Spire Inc.:	Doing Business As:	Organized Under the Laws of:
Belle Butte LLC		Missouri
Belle Butte II LLC		Missouri
Clear Creek Storage Company, L.L.C.		Utah
Laclede Development Company		Missouri
Laclede Insurance Risk Services, Inc.		South Carolina
Spire Alabama Inc.	Spire	Alabama
Spire CNG Inc.	Spire	Missouri
Spire EnergySouth Inc.	Spire	Delaware
Spire Gulf Inc.	Spire	Alabama
Spire Marketing Inc.		Missouri
Spire Midstream LLC		Missouri
Spire Mississippi Inc.	Spire	Mississippi
Spire Missouri Inc.	Spire, Spire Missouri East or Spire Missouri West	Missouri
Spire NGL Inc.	Spire	Missouri
Spire Oil Services LLC	Spire	Missouri
Spire Resources LLC		Missouri
Spire Services Inc.	Spire	Missouri
Spire STL Pipeline LLC		Missouri
Spire Storage Inc.	Spire	Missouri
Spire Storage West LLC	Spire or Spire Storage	Delaware